[T REIT, Inc. logo]

July 9, 2007

Dear Shareholder,

I am pleased to report the sale of T REIT’s ownership interest in the 1401 Enclave Parkway property and the approval by the Board of Directors of the fourth liquidating distribution.

On June 8, 2007, the Board of Directors approved a liquidating distribution of $2.6 million, or $0.56 per share, comprised of the proceeds from the sale of the 1401 Enclave Parkway property on June 14, 2007 and available cash from operations. Accordingly, the current disbursement represents your share of this liquidating distribution. If your distributions are sent to an alternative address, your share of this distribution and the requested destination are reflected in the enclosed statement. Since the approval of the plan of liquidation by the shareholders on July 27, 2005, T REIT has made liquidating distributions totaling $50.6 million, or $10.98 per share.

Liquidating distributions are non-taxable up to the extent of your tax basis. Please consult your tax advisor if you have any questions.

T REIT owns a 10.3% interest in the Congress Center property to be sold. We will keep you informed about the sale of T REIT’s one remaining property and any future liquidating distributions.

In the proxy approved at the Annual Meeting of Shareholders on July 27, 2005, we estimated cumulative liquidating distributions of approximately $10.10 to $10.70 per share. As of our last quarterly report filed with the Securities and Exchange Commission on May 11, 2007, we estimated cumulative liquidating distributions of approximately $12.43 per share. Including the current distribution, you have now received $10.98 per share in liquidating distributions.

We thank you again for your continued confidence and support.

Sincerely,

/s/ Jack R. Maurer
Jack R. Maurer
Chief Executive Officer and President